UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

SAGA COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11588	38-3042953
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

73 Kercheval Avenue
Grosse Pointe Farms, MI	48236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (313) 886-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2015, Saga Communications Inc. (“Saga” or the “Company”), JPMorgan Chase Bank, N.A. as Administrative Agent, The Huntington National Bank as Syndication Agent and Citizens Bank, National Association as Documentation Agent (collectively, the “Lenders”) and J.P. Morgan Securities LLC as Sole Bookrunner and Sole Leader Arranger, entered into a Credit Agreement (the “Credit Agreement”).

The material terms of the Credit Agreement are as follows:

The Credit Agreement provides for a five-year revolving facility in the amount of $100,000,000 (the “Credit Facility”), which may be increased by up to $50,000,000 (subject to satisfaction of certain customary conditions and the agreement of one or more Lenders to increase their commitments). A portion of the revolving facility will be available for the issuance of standby letters of credit and a portion may be available for swing line loans.

The Credit Facility matures on August 18, 2020. The Company may prepay in whole or in part without premium or penalty, subject to payment of minimum amounts and subject to indemnification for breakage costs in connection with prepayment of certain Eurodollar loans.

The Credit Facility is secured by a lien against all assets of the Company and its subsidiaries (excluding, however, its FCC Licenses and certain other assets). The subsidiaries of the Company are guarantors under the Credit Agreement.

In addition to compliance with customary affirmative and negative covenants, the Company must satisfy certain financial covenants, including maintaining a net leverage ratio not to exceed 3.5:1 and a fixed charge coverage ratio of not less than 1.15:1.

Borrowings under the Credit Facility will bear interest at either the Alternate Base Rate (ABR Loans) or the Adjusted LIBO Rate (Eurocurrency Loans) (each as defined in the Credit Agreement) plus, in each case an applicable rate based on the pricing grid set forth below.

The initial applicable rate for borrowings bearing interest at the Alternate Base Rate is zero and for loans bearing interest at the Adjusted LIBO Rate it is 100 basis points. Commencing with the quarter ending September 30, 2015 the applicable rate will be determined on a quarterly basis based on the company’s consolidated Net Leverage Ratio for the quarter then ending. Letters of credit issued under the Credit Agreement will be subject to a participation fee (which is equal to the interest rate applicable to Eurocurrency Loans) payable to each of the Lenders and a fronting fee equal to 0.25% per annum payable to the issuing bank.

The Company is also required to pay a commitment fee based on the daily undrawn amount of the facility. The initial commitment fee rate is 20.00 basis points. The commitment fee rate will be adjusted quarterly commencing with the quarter ending September 30, 2015, based on the Company’s consolidated net leverage ratio for the quarter then ending based on the pricing grid set forth below.

Level	Consolidated Net Leverage Ratio	Commitment Fee Rate	Applicable Rate – ABR Loans	Applicable Rate – Eurocurrency Loans and Letters of Credit
I	< 1.00:1.0	20.0 bps	0.0 bps	100.0 bps

II	≥ 1.00:1.0 but < 1.50:1.0	20.0 bps	25.0 bps	125.0 bps

III	≥ 1.50:1.0 but < 2.25:1.0	25.0 bps	50.0 bps	150.0 bps

IV	≥ 2.25:1.0 but < 3.00:1.0	25.0 bps	75.0 bps	175.0 bps

V	≥ 3.00:1.0	30.0 bps	100.0 bps	200.0 bps

The foregoing descriptions of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement filed as Exhibit 10.1 to this Form 8-K, which is incorporated into this Item 1.01 by reference. [A copy of the Company’s press release announcing the Credit Agreement is filed as Exhibit 99.1 to this Form 8-K.]

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement described under Item 1.01 of this Form 8-K, as of August 18, 2015, the Company terminated its existing $120,000,000 credit facility under the Credit Agreement dated as of June 13, 2011, as amended, between Bank of America, NA as Administrative Agent, Swing Line Lender and L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and J.P. Morgan Securities LLC as Joint Lead Arrangers and Joint Book Managers, JPMorgan Chase Bank, N.A. as Syndication Agent, Huntington National Bank as Documentation Agent, and certain other financial institutions party thereto (the “Prior Credit Agreement”), previously described in the Company’s Form 8-K dated June 13, 2011. There was no penalty associated with the termination of the Prior Credit Agreement.

The Company and its affiliates have no other material relationships with Bank of America, NA or any of the other lenders party to the Prior Credit Agreement, except that the Company has a period after termination during which to transition its cash management accounts to the Administrative Agent under the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit Number	Exhibit Description

10.1	Credit Agreement dated August 18, 2015 entered into between the Company and the Lenders

99.1	Press Release dated August 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.

Dated: August 18, 2015	By:	/s/ Samuel D. Bush
Samuel D. Bush
Senior Vice President and
Chief Financial Officer

INDEX OF EXHIBITS

The following exhibits are filed with this Form 8-K:

Exhibit Number	Exhibit Description

10.1	Credit Agreement dated August 18, 2015 entered into between the Company and the Lenders

99.1	Press Release dated August 18, 2015.